April 3, 2019

Kelly M. Carroll
The Bank of New York Mellon
135 Santilli Highway
Everett, MA 02149

Re:	Custody Agreement

Dear Ms. Carroll:

Pursuant to Section 10.12 and/or 10/13 of the Custody Agreement dated as of January 1, 2011 (the "Agreement") between each investment company listed on Schedule 1 thereto and The Bank of New York Mellon (the "Custodian"), please be advised that the following investment company desires to have the Custodian render services under the terms of the Agreement as custodian as of the effective date indicated:

BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.	Effective Date
- BNY Mellon Alcentra Global Multi-Strategy Credit Fund	4/24/2019

Enclosed please find Schedule 1 to the Agreement revised to reflect the addition of this new investment company.

Please indicate the agreement of the Custodian by having an authorized representative sign and date this letter and return it to the undersigned.

Sincerely,

/s/ Sonalee J. Cross

Sonalee J. Cross
Vice President and Assistant Secretary
The Dreyfus Family of Funds

Agreed to by The Bank of New York Mellon:

By:	/s/ Jeremy Horton	Date:	April 16, 2019

Title:	Vice President